As filed with the Securities and Exchange Commission on
April 19, 1995      Registration No. 33-57979

- -----------------------------------------------------------
- -----------------------------------------------------------

         SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, D.C. 20549
                  ------------------------
                   AMENDMENT NO. 2
                         TO
                      FORM S-3
               REGISTRATION STATEMENT
                        UNDER
             THE SECURITIES ACT OF 1933
                 --------------------------
           Harnischfeger Industries, Inc.
(Exact name of registrant as specified in its charter)

     Delaware                    39-1566457
(State or other jurisdiction of    (I.R.S. Employer
incorporation or organization)     Identification No.)


                 13400 Bishops Lane
            Brookfield, Wisconsin  53005
                   (414) 671-4400

(Address, including zip code, and telephone number,
including area code, of registrant's principal executive
offices)
                  K. Thor Lundgren
Executive Vice President for Law and Government Affairs
                 13400 Bishops Lane
            Brookfield, Wisconsin  53005
                   (414) 671-4400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
             ---------------------------
Copie  s to:

Rober           t S. Osborne, P.C.
Kirkl               and & Ellis
200 E           ast Randolph Drive
Chica           go, Illinois 60601

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this form are being offered pursuant to dividend reinvestment plans, please check the following box. / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. /X/

     The registrant hereby amends this Registration
Statement on such date or dates as may be necessary to
delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
- -----------------------------------------------------------
- -----------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange
Commission. These Securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PRELIMINARY PROSPECTUS DATED APRIL 19, 1995
                SUBJECT TO COMPLETION



                  2,000,000 Shares
           Harnischfeger Industries, Inc.
                    Common Stock

             ------------------------------


     This Prospectus covers the sale from time to time of
2,000,000 issued and outstanding shares (the  Shares ) of
Common Stock, $1.00 par value, of Harnischfeger Industries,
Inc. (the  Company ) by Trimark Select Growth Fund and
Trimark Fund (the  Selling Stockholders ).  See  Selling
Stockholders.   The Company will not receive any proceeds
from the sale of the Shares.

     The Shares will be sold from time to time by the Selling Stockholders in one or more ordinary brokerage transactions on the New York Stock Exchange or the Pacific
Stock Exchange at market prices prevailing at the time of such sale (subject to customary or negotiated brokerage commissions). The Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to pay the cost of the registration of the Shares and the preparation of this Prospectus and the Registration
Statement under which it is filed. The expenses so payable by the Company are estimated to be approximately $46,000.

     The Common Stock is listed on the New York Stock
Exchange and the Pacific Stock Exchange under the symbol
HPH. On April 18, 1995, the last reported sales price of the Common Stock on the New York Stock Exchange was $29 1/4 per share.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR
     DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
     OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
     SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
     THE CONTRARY IS A CRIMINAL OFFENSE.

          ----------------------------------

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

          ----------------------------------

The date of this Prospectus is __________ ___, 1995

AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act ), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the Commission ).
Such reports, proxy statements and other information filed by the Company with the Commission can be inspected, and copies may be obtained, at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C.
20549, at prescribed rates, as well as the following
Regional Offices of the Commission:  Seven World Trade
Center, New York, New York  10048; and Citicorp Center, 500
West Madison Street, Suite 1400, Chicago, Illinois  60661-
2511. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New
York, New York  10005, and the Pacific Stock Exchange,
Inc., 233 South Beaudry Street, Los Angeles, California
90012 and 301 Pine Street, San Francisco, California
94104.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the Registration
Statement ) under the Securities Act covering the sale of the Shares by the Selling Stockholders from time to time.
This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.


   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference.

     1.  Annual Report on Form 10-K for the year ended
October 31, 1994.

     2. Quarterly Reports on Form 10-Q and Form 10-QA for the fiscal quarter ended January 31, 1995.

     3.  Current Reports on Form 8-K dated November 29,
1994, January 16, 1995, January 20, 1995, February 17,
1995, March 13, 1995 and March 14, 1995.

     4. The description of the Common Stock set forth in Registration Statement on Form S-4 (File No. 33-56119).

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the sale of the Shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents not specifically described above. Requests for such documents should be directed to Harnischfeger
Industries, Inc., P.O. Box 554, Milwaukee, Wisconsin
53201, Attention:  Corporate Secretary (telephone number
(414) 671-4400).

                     THE COMPANY

     The Company is a holding company for subsidiaries involved in the worldwide manufacture and distribution of:
papermaking machinery (Beloit Corporation); surface mining and material handling equipment (Harnischfeger
Corporation); and underground mining and environmental equipment (Joy Technologies Inc.). On February 15, 1995, the Company closed its sale of Syscon Corporation, thus completing the divestiture of the companies formerly comprising its Systems Group. The Company completed its acquisition of Joy Technologies Inc., a world leader in underground mining equipment and environmental products, in an exchange of common stock on November 29, 1994. The
Company is the direct successor to a business begun over 100 years ago which, through its subsidiaries, manufactures and markets products classified into four industry segments: Papermaking Machinery, Mining Equipment,
Material Handling Equipment, and Environmental.

     The Company s principal executive offices are located at 13400 Bishops Lane, Brookfield, Wisconsin 53005, telephone number (414) 671-4400.


                SELLING STOCKHOLDERS

     The Shares were issued and delivered to the Selling
Stockholders pursuant to a Stock Purchase Agreement (the
 Stock Purchase Agreement ) dated as of September 7, 1994, by and between the Company and Trimark Financial
Corporation.  See  Plan of Distribution.

     The Selling Stockholders have not had any material relationship with the Company within the past three years, other than as an owners of the Company s Common Stock. Of the 2,000,000 Shares offered hereunder, 1,200,000 are held by The Trimark Select Growth Fund and 800,000 are held by
The Trimark Fund.  In addition to the Shares, The Trimark
Select Growth Fund and The Trimark Fund owned 607,000 and
166,100 additional shares of the Company's Common Stock, respectively, as of the date hereof.


                PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from the sale of the Shares offered hereby. The Shares will be sold from time to time by the Selling Stockholders in one or more ordinary brokerage transactions on the New York Stock
Exchange or the Pacific Stock Exchange at market prices prevailing at the time of such sale (subject to customary or negotiated brokerage commissions).

     Pursuant to the Stock Purchase Agreement, the Company agreed to file the Registration Statement of which this Prospectus is a part by March 7, 1995, and to use its best efforts to effect the registration of the Shares under the Securities Act no later than April 15, 1995, and to keep the Registration Statement of which this Prospectus is a part effective until the earlier of (i) the date on which all of the Shares are sold, (ii) the date after September
7, 1996, as of which the Shares held by the Selling
Stockholders represent less than 1% of the Company's Common
Stock then outstanding, and (iii) September 7, 1997.  The
Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act. The Company has agreed to pay the cost of the registration of the Shares and the preparation of this Prospectus and the Registration
Statement under which it is filed. The expenses so payable by the Company are estimated to be approximately $46,000.

       COMMON STOCK PRICE RANGE AND DIVIDENDS

     The Company's Common Stock is traded on the New York
Stock Exchange and the Pacific Stock Exchange under the symbol HPH. As of January 31, 1995, the Company had
47,676,432 shares of Common Stock outstanding, held by approximately 2,350 holders of record. The following table sets forth, for the periods indicated, the high and low sales prices for the Company's Common Stock as reported on the New York Stock Exchange Composite Tape. During the period in the table below, for each fiscal quarter the Company's Board declared and the Company paid a cash dividend of $0.10 per share of Common Stock.


                         PRICE RANGE

                      High      Low
1992:
First Calendar Quarter   $22 1/2   $19 1/4
Second Calendar Quarter   22 7/8    19
Third Calendar Quarter    20 3/8    17 3/4
Fourth Calendar Quarter   20 1/8    16 1/8

1993:
First Calendar Quarter    20 7/8    17 1/8
Second Calendar Quarter   21 1/8    17 5/8
Third Calendar Quarter    21 3/8    19 1/8
Fourth Calendar Quarter   25 1/2    19 1/8

1994:
First Calendar Quarter    25 3/4    20 3/4
Second Calendar Quarter   22 3/4    18 1/2
Third Calendar Quarter    26 3/8    19 1/2
Fourth Calendar Quarter   28 3/8    24 1/2

1995:
First Calendar Quarter    28 1/2    26
Second Calendar Quarter
(through April 19, 1995) 29 3/4     27 5/8



                    LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by K. Thor Lundgren, its Executive Vice President for Law and Government Affairs.


                       EXPERTS

     The consolidated financial statements of the Company as of October 31, 1994 and 1993 and for each of the three years in the period ended October 31, 1994 incorporated herein by reference to the Current Report on Form 8-K dated
March 13, 1995, except as they relate to Joy Technologies
Inc., have been audited by Price Waterhouse LLP, independent accountants, and, insofar as they relate to Joy
Technologies Inc., by Arthur Andersen LLP, independent accountants. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

  PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The following is a statement of estimated expenses of the issuance and distribution of the securities being registered (other than underwriting discounts and commissions), all of which are being paid by the registrant:


SEC Registration Fee............................$18,879.31
NYSE and PSE Listing Fees.......................  1,660.00
Printing Expenses...............................  1,000.00
Accounting Fees and Expenses.................... 16,000.00
Legal Fees and Expenses.........................  5,000.00
Miscellaneous Expenses..........................  3,000.00
                                        ----------
                         Total               $45,539.31
                                        ----------
                                        ----------


Item 15.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the
State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations.
Section 14 of Article III of the Company's Bylaws provides for indemnification of any director, officer, employee or agent of the registrant, or any person serving in the same capacity in any other enterprise at the request of the Company, under certain circumstances. Article 6 of the Company's Certificate of Incorporation eliminates the liability of directors of the registrant under certain circumstances for breaches of fiduciary duty to the Company and its stockholders.

     The registrant is insured against certain liabilities which it may incur by reason of Section 14 of its Bylaws.
In addition, officers and directors are insured, at the expense of the registrant, against certain liabilities which might arise out of their employment and which might not be subject to indemnification under the Bylaws.


Item 16.  Exhibits


4(a) Certificate of Incorporation (incorporated by reference to Exhibit 3(a) to the Company's
       Registration Statement on Form S-4, File No. 33-
       8821).

4(b)   Certificate of Designations of Preferred Stock,
       Series D (incorporated by reference to Exhibit
       28.1(b) to the Company's Current Report on Form 8-K dated March 25, 1992).

4(c) Amendment to Certificate of Incorporation of the Company dated November 29, 1994 (incorporated by reference to Exhibit 4.1(c) to Registration
       Statement on Form S-8, File No. 33-57209).

4(d)*  Bylaws of the Company.

4(e) Rights Agreement dated as of February 8, 1989 between the Company and the First National Bank of Boston, as Rights Agent, which includes as Exhibit
       A the Certificate of Designations of Preferred
       Stock, Series D, setting forth the terms of the Preferred Stock, Series D; as Exhibit B the form of
       Rights Certificate; and as Exhibit C the Summary of
       Rights to Purchase Preferred Stock, Series D
       (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A filed on February 9, 1989).

5*     Opinion and consent of K. Thor Lundgren, Executive
       Vice President for Law and Government Affairs of the Company.

23(a)  Consent of Price Waterhouse LLP.

23(b)  Consent of Arthur Andersen LLP.

23(c)  Consent of K. Thor Lundgren, Executive Vice
       President for Law and Government Affairs of the Company (included in opinion filed as Exhibit 5).

24     Power of Attorney (included in signature page).
- --------
*previously filed

Item 17.  Undertakings.

       The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i)  To include any Prospectus required by Section
            10(a)(3) of the Securities Act;

       (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
            Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration
               Statement or any material change to such information in the Registration Statement;

       provided, however, that paragraphs (1)(i) and
(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                     SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin, on March 6, 1995.

                      Harnischfeger Industries, Inc.


                       By:   /s/ Jeffery T. Grade
                                --------------------------
                           Jeffery T. Grade
                           Chairman and Chief
                           Executive Officer


                  POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints
Jeffery T. Grade and Francis M. Corby, Jr., and each or both of them (with full power to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                 *     *     *     *

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed on March 6, 1995, by the following persons in the capacities indicated:

       Signature           Capacity
       ---------           --------
/s/ Jeffery T. Grade
- -----------------------------   Chairman and Chief
Jeffery T. Grade                Executive Officer


/s/ Francis M. Corby, Jr.
- ------------------------------  Executive Vice President
Francis M. Corby, Jr.      for Finance and
                           Administration (Chief
                           Financial Officer)
s/ James C. Benjamin
- ------------------------------  Vice President and
James C. Benjamin               Controller (Chief
                           Accounting Officer)
/s/ Donna M. Alvarado
- ------------------------------  Director
Donna M. Alvarado

/s/ John D. Correnti
- ------------------------------  Director
John D. Correnti


- ------------------------------  Director
Don H. Davis, Jr.

/s/ Harry L. Davis
- ------------------------------  Director
Harry L. Davis

/s/ Robert M. Gerrity
- ------------------------------  Director
Robert M. Gerrity

/s/ Robert B. Hoffman
- ------------------------------  Director
Robert B. Hoffman

/s/ Ralph C. Joynes
- ------------------------------  Director
Ralph C. Joynes

/s/ Herbert V. Kohler, Jr.
- ------------------------------  Director
Herbert V. Kohler, Jr.

/s/ Jean-Pierre Labruyere
- -----------------------------   Director
Jean-Pierre Labruyere

/s/ Robert F. Schnoes
- ------------------------------  Director
Robert F. Schnoes

/s/ Donald Taylor
- ------------------------------  Director
Donald Taylor

                                Exhibit 23(a)

         CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated December 5, 1994 relating to the consolidated financial statements of Harnischfeger
Industries, Inc., which appears in the Current Report on Form 8-K of Harnischfeger Industries, Inc. dated March 13,
1995. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP

Milwaukee, Wisconsin
April 19, 1995



                                Exhibit 23(b)


      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


       As independent public accountants, we hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement File No.
33-37979 of our reports dated March 25, 1994 included in Harnischfeger Industries, Inc.'s Form 8-K dated March 13,
1995 and to all references to our Firm included in this Registration Statement.


ARTHUR ANDERSEN LLP

Pittsburgh, Pennsylvania
April 19, 1995

April 19, 1995

VIA ELECTRONIC FILING


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

       RE:  Harnischfeger Industries, Inc.
            Amendment No. 2 to Registration
          Statement on S-3 (File No. 33-57979)
            ------------------------------------

Ladies and Gentlemen:

       Pursuant to Section 6(a) of the Securities Act of
1933, as amended, and in accordance with Regulation S-T, concurrently herewith Harnischfeger Industries, Inc. (the
"Company") is electronically filing with the Securities and Exchange Commission (the "Commission") Amendment No. 2 to its Registration Statement on Form S-3 (File No. 33-57979).

       The Registration Statement relates to 2,000,000 shares of the Company's Common Stock, par value $1.00 per share, purchased from the Company by The Trimark Select
Growth Fund and The Trimark Fund as described in the Registration Statement.

       This amendment specifically incorporates by reference additional documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or
15(d) of the Securities Exchange Act of 1934, as amended.

       We request that this Registration Statement be declared efective as soon as possible. Any communications with respect to the Registration Statement should be made to Eric B. Fonstad, Senior Corporate Counsel of the Company at (414) 797-6435.

Very truly yours,

/s/ Eric B. Fonstad

Eric B. Fonstad
Senior Corporate Counsel
and Assistant Secretary

cc:    K. Thor Lundgren
       Robert S. Osborne